Exhibit 10.1

STRICTLY CONFIDENTIAL - LEGAL PRIVILEGE

Agreement on Warrants

Between	Zealand Pharma A/S

Smedeland 36

DK-2600 Glostrup

Denmark

and	[Name]

[Address]

[Address]

(the "Warrant Holder")

TABLE OF CONTENTS

1	Purpose	3

2	Grant of Warrants	3

3	Ordinary Exercise of the Warrants	3

4	Extraordinary Exercise of the Warrants	4

5	Practicalities in connection with Exercise of the Warrants	5

6	Subscription Price for Shares in connection with the Exercise of Warrants	5

7	Buy Back of Warrants - cash settlement	5

8	Adjustment of the Conditions for Warrants in case of certain Changes in the Company's Capital Structure	6

9	Transferability	9

10	Conditions for New Shares issued following Exercise of the Warrants	9

11	Capital Increase in connection with the Exercise of the Warrants	10

12	Costs related to the Issue of Shares	10

13	Cease of Employment Status	10

14	Insider Trading	10

15	Tax Implications	11

16	Governing Law and Venue	11

This Agreement on Warrants (the "Agreement") is entered into on 15 October 2018 between:

(1)	Zealand Pharma A/S, (CVR no.: 20 04 50 78) Smedeland 36, DK 2600 Glostrup, Denmark (the "Company") and

(2)	the Warrant Holder

- the Company and the Warrant Holder hereinafter collectively referred to as the "Parties" and separately as a "Party"

1	Purpose

1.1	By entering into this Agreement the Warrant Holder is offered an opportunity to receive warrants in the Company in order to ensure that the Company and the Warrant Holder share common interests and that everyone is working to ensure that the value of the Company develops in the best possible way. The resolution to issue warrants adopted by the Board of Directors of the Company is available at the Company's offices for inspection.

1.2	It is a condition for the grant of warrants as set out in this Agreement that the Warrant Holder is employed with the Company or a subsidiary of the Company (the "Employer") and not under notice at the date of this Agreement.

1.3	The Company's Articles of Association are available at the Company's office for inspection. Amendments to the Company's Articles of Association shall automatically be accepted by the Warrant Holder to the extent that the conditions for the resolution to amend the Articles of Association exist.

2	Grant of Warrants

2.1	The Warrant Holder has been granted 40,000 warrants in the Company (the "Warrants"). Each Warrant entitles the Warrant Holder to subscribe for one share of nominally DKK 1 in accordance with the terms set forth in this Agreement and the Company's Articles of Association.

2.2	The Warrants are granted free of charge.

2.3	Each Warrant entitles the Warrant Holder to subscribe for 1 share of nominal value DKK 1.00 in the Company pursuant to the relevant conditions as set forth in Clauses 3 - 5 and at the relevant subscription price as determined in Clause 6.

2.4	In connection with the Company's register of shareholders, a register of all issued Warrants shall be kept.

3	Ordinary Exercise of the Warrants

3.1	Warrants that are vested (see Clause 13.3) may be exercised in the period from 15 October 2021 until (and including) 15 October 2023 (the "Exercise Period") within the windows set forth in Clause 3.2. Warrants which have not been exercised on or before the last day of the Exercise Period will automatically lapse and become void without any further notice and/or compensation to the Warrant Holder.

3.2	Within the Exercise Period, the Warrants may be exercised four times a year during a 4-week window starting from the time of publication of either the Company's annual report or quarterly or semi-annual reports (respectively 3, 6 and 9 months).

3.3	The Warrant Holder is entitled to exercise all or part of the Warrants, however, the Warrant Holder cannot exercise less than 25 per cent of the total number of Warrants granted in accordance with this Agreement at a time.

4	Extraordinary Exercise of the Warrants

4.1	In addition to the ordinary exercise of Warrants as set out in Clause 3, the Board of Directors of the Company may, at their sole discretion, decide that Warrants may be extraordinarily exercised including, but not limited to, in accordance with Clauses 4.1.1 - 4.1.6:

4.1.1	In the event that the Company's general meeting passes a resolution to liquidate the Company, and the Board of Directors (at their sole discretion) decide that Warrants therefore may be exercised, the Company shall notify the Warrant Holder in writing to this effect. Following this notification, the Warrant Holder shall notify the Company in writing within two weeks as from the date of the posting of this notification from the Company whether he wishes to exercise the Warrants wholly or partly. If the Warrant Holder does not wish to exercise the Warrants, the Warrants shall automatically become void without compensation, following the expiry of the time-limit, provided that the Company is finally liquidated as a result of the notified resolution. Exercise of the Warrants must be in accordance with Clauses 5 and 6.

4.1.2	In the event that the general meeting passes a resolution to merge the Company and such merger results in the Company being discontinued, and the Board of Directors (in their sole discretion) decide that Warrants therefore may be exercised, the Company shall notify the Warrant Holder in writing to this effect. Following such notification, the Warrant Holder shall notify the Company in writing within two weeks as from the date of the posting of this notification from the Company whether he wishes to exercise the Warrants wholly or partly. The notice must in such case be processed by the Company so that the shares are registered in the Warrant Holder's depot at least five trading days before the last day of trading of the Company's shares. If the Warrant Holder does not wish to exercise the Warrants, the Warrants shall automatically become void without compensation, following the expiry of the time-limit, provided that the Company is finally discontinued as a result of the notified resolution. Exercise of the Warrants must be in accordance with Clauses 5 and 6.

4.1.3	In the event that a voluntary or mandatory public offer pursuant to Sections 31 and 32 of the Danish Securities Trading Act is made, and the Board of Directors (at their sole discretion) decide that Warrants therefore may be exercised, the Company shall notify the Warrant Holder in writing to this effect. Following such notification, the Warrant Holder shall notify the Company in writing within two weeks as from the date of the posting of this notification from the Company whether he wishes to exercise the Warrants wholly or partly. If the Warrant Holder does not wish to exercise the Warrants, the Warrants and this Agreement will remain in full effect. Any exercise of the Warrants must be in accordance with Clauses 5 and 6.

4.1.3.1	Following completion of a voluntary or mandatory public offer pursuant to Sections 31 and 32 of the Danish Securities Trading Act, the Board of Directors shall decide that Warrants may be exercised within a 4 weeks period. The Company shall notify the Warrant Holder in writing to this effect. Following such notification, the Warrant Holder shall notify the Company in writing within two weeks as from the date of the posting of this notification from the Company whether he wishes to exercise the Warrants wholly or partly. If the Warrant Holder does not wish to exercise the Warrants, the Warrants and this Agreement will lapse. Any exercise of the Warrants must be in accordance with Clauses 5 and 6.

4.1.4	In the event of a compulsory acquisition of the Company's shares pursuant to the Danish Companies Act is initiated, and the Board of Directors (at their sole discretion) decide that Warrants therefore may be exercised, the Company shall notify the Warrant Holder in writing to this effect. Following such notification, the Warrant Holder shall notify the Company in writing within two weeks as from the date of the posting of this notification from the Company whether he wishes to exercise the Warrants wholly or partly. If the Warrant Holder does not wish to exercise the Warrants, the Warrants shall automatically become void without compensation, following the completion of the compulsory acquisition of the Company's shares pursuant to the Danish Companies Act. Exercise of the Warrants must be in accordance with Clauses 5 and 6.

4.1.5	In the event that the Company's general meeting passes a resolution to delist the Company from NASDAQ Copenhagen A/S, and the Board of Directors (at their sole discretion) decide that Warrants therefore may be exercised, the Company shall notify the Warrant Holder in writing to this effect. Following such notification, the Warrant Holder shall notify the Company in writing within two weeks as from the date of the posting of this notification from the Company whether he wishes to exercise the Warrants wholly or partly. The notice must be processed by the Company so that the shares are registered in the Warrant Holder's depot at least five trading days before the last day of trading of the Company's shares. In so far as the Warrant Holder does not wish to exercise the Warrants, the Warrants shall automatically become void without compensation, following the completion of the delisting of the Company. Exercise of the Warrants must be in accordance with Clauses 5 and 6.

4.1.5.1	Following completion, a delisting of the Company from NASDAQ Copenhagen A/S the Board of Directors shall decide that Warrants may be exercised two times a year within (the remaining part of) the Exercise Period. Any exercise of the Warrants must be in accordance with Clauses 5 and 6.

4.1.6	In the event that the Company decides to sell the most profitable and material assets of the Company, and the Board of Directors (at their sole discretion) decide that Warrants therefore may be exercised, the Company shall notify the Warrant Holder in writing to this effect. Following such notification, the Warrant Holder shall notify the Company in writing within two weeks as from the date of the posting of this notification from the Company whether he wishes to exercise the Warrants wholly or partly. In so far as the Warrant Holder does not wish to exercise the Warrants, the Warrants and this Agreement will remain in full effect. Any exercise of the Warrants must be in accordance with Clauses 5 and 6.

5	Practicalities in connection with Exercise of the Warrants

5.1	In the event that the Warrant Holder wishes to exercise Warrants, the Warrant Holder shall electronically give notice to the Company by using the shareholder portal available on the Company's intranet. The Company is entitled to change the practicalities in connection with exercise of the Warrants and if so decided by the Company. The Warrant Holder will be notified in writing by the Company.

5.2	At the same time as giving notice of the exercise of the Warrants, the Warrant Holder shall pay in cash to the Company an amount equal to the relevant subscription amount fixed under the terms of Clause 6.

6	Subscription Price for Shares in connection with the Exercise of Warrants

6.1	Each Warrant entitles the Warrant Holder to subscribe for 1 share in the Company of a nominal value of DKK 1.00 at a subscription price of DKK [amount] (the "Subscription Price").

6.2	The Subscription Price may be regulated as set out in this Agreement.

7	Buy Back of Warrants - cash settlement

7.1	Notwithstanding anything set out in this Agreement, in the event that the Warrant Holder gives notice that the Warrant Holder wishes to exercise Warrants, the Company may at its sole discretion decide to make the settlement in cash instead of issuing shares in the Company to the Warrant Holder. Consequently, the Company will in such situation automatically buy back the relevant Warrants from the Warrant Holder.

7.2	If the Company decides to buy back Warrants, the Company shall repay the relevant subscription amount paid to the Company by the Warrant Holder in connection with the delivery of the exercise notice. Further, the Company shall pay to the Warrant Holder a cash amount for each Warrant exercised by the Warrant Holder equivalent to the average market price per Share on the date on which the exercise notice has been served by the Warrant Holder deducted an amount equivalent to the Subscription Price (the "Cash Amount"). The Cash Amount shall be paid after deduction of income tax ("A-tax") and other statutory amounts to be withheld by the Company. Upon such payment the relevant Warrants shall be considered transferred back to the Company and the Warrant Holder shall consequently have no further rights with respect to such Warrants.

7.3	If the Company decides to buy back Warrants and make the settlement in cash instead of delivering shares in the Company, the Company must inform the Warrant Holder hereof within 30 days after having received the exercise notice.

8	Adjustment of the Conditions for Warrants in case of certain Changes in the Company's Capital Structure

8.1	In case changes are made in the Company's capital structure which entail a reduction or increase of the value of the Warrants granted, there shall be an adjustment of the Subscription Price and/or the number of shares that can be subscribed for by exercising the Warrants, so that the value of the Warrants remains the same, with the exceptions set forth in this Agreement. However, the Subscription Price can never be adjusted to below par value. Further, it is a condition for any adjustment of the number of shares that can be subscribed for by exercising the Warrants that the Board of Directors of the Company has been granted the necessary authority by the general meeting to issue such additional number of shares in the Company.

8.2	Should the competent bodies of the Company make a final decision to issue bonus shares (e.g. stock dividend) before the Warrant Holder has exercised her Warrants, the Subscription Price shall be multiplied by the following factor:

and the number of shares by

where:

A: is the Company's nominal share capital before the issue of bonus shares.

B: is the nominal value of the bonus shares to be issued.

8.3	Should the competent bodies of the Company make a final decision to increase the Company's share capital by subscription of new shares at a price below market price before the Warrant Holder has exercised her Warrants, the Subscription Price shall be multiplied by the following factor:

and the number of shares by

where:

A: is the Company's nominal share capital before the capital increase.

B: is the nominal increase of the share capital.

k: is the market price of the shares before the capital increase.

t: is the Subscription Price for the new shares.

8.4	Should the competent bodies of the Company make a final decision to change the nominal value of the shares in connection with a decision whereby the share capital of the Company is reduced by allocation to a separate fund and/or cover of loss, before the Warrant Holder has exercised her Warrants, neither the Subscription Price nor the number of shares shall be amended. Consequently the Warrant Holder shall retain the right to subscribe for the same number of shares at the Subscription Price. However, each Warrant shall entitle the Warrant Holder to subscribe for 1 share of the new nominal value so decided by the competent bodies of the Company.

8.5	Should the competent bodies of the Company make a final decision to change the nominal value of the shares (without any other simultaneous changes of the capital of the Company), e.g. in situations not comprised by Clause 8.4, before the Warrant Holder has exercised her Warrants, the Subscription Price shall be multiplied by the following factor:

and the number of shares by

where:

A: is the nominal value of each share after the nominal value of the shares has been changed.

B: is the nominal value of each share before the nominal value of the shares has been changed.

8.6	Should the Company within any year decide to distribute dividends, the amount shall be considered a distribution to the shareholders which shall result in an adjustment of the Subscription Price according to the following formula:

TK1 = TK -

where:

TK: is the Subscription Price for the Warrants before the distribution of dividends.

u: is the total amount of dividends.

D: is the total number of shares in the Company.

8.7	If the share capital of the Company is reduced by means of payment to the shareholders at a price higher than the market price, the Subscription Price shall be calculated as follows:

TK1 = TK -

where:

TK: is the Subscription Price for Warrants before the reduction of the share capital.

A: is the nominal share capital of the Company before the reduction of the share capital.

B: is the nominal reduction of the share capital.

k: is the market price of the shares before the reduction of capital.

t: is the rate of the shares by which the share capital is reduced.

8.8	If the share capital of the Company is reduced by payment to the shareholders at a price lower than the market price, the Subscription Price shall be calculated as follows:

TK1 = TK +

where:

TK: is the Subscription Price for Warrants before the reduction of the share capital.

A: is the nominal share capital of the Company before the reduction of the share capital.

B: is the nominal reduction of the share capital.

k: is the market price of the shares before the reduction of capital.

t: is the rate of the shares by which the share capital is reduced.

8.9	If the Company participates in a merger as the continuing company, there shall be no adjustment of the Subscription Price or the number of shares that may be subscribed for.

8.10	In the event that the general meeting passes a resolution to demerge the Company, the Warrant Holder shall – after the demerger – have the number of Warrants that shall entitle him/her to subscribe for shares in the receiving company by which the Warrant Holder is or would have been employed or, in the event that the Warrant Holder is not or has not been employed by the Company, the company with which the Warrant Holder has the closest relation. The number of Warrants shall entitle the Warrant Holder to the same potential stake that an exercise of all Warrants prior to the demerger would have resulted in, adjusted by the ratio between the values of the different surviving companies. Moreover, the terms applying to the surviving Warrants shall be the same as the terms stipulated in this Agreement.

8.11	In other cases of changes in the capital structure of the Company, including issuance of warrants, convertible debt instruments or the like, resulting in a change of the value of the issued Warrants, the Subscription Price for the granted Warrants shall to the extent possible be adjusted, so that the value is not reduced or increased, subject, however, to Clause 8.14 below.

8.12	The Subscription Price shall not be reduced to a price lower than the nominal value of the shares (par). If an adjustment of the Warrants to preserve their value would result in the price being reduced to below par, the Warrants shall lapse, unless the Warrant Holder accepts that the Subscription Price is increased to par without compensation.

8.13	If the share capital is reduced in order to cover losses, the number of shares that the Warrant Holder may subscribe for by exercising the Warrants shall be reduced (rounded down) proportionately to the nominal reduction of the capital, compared to the total nominal share capital of the Company before the reduction.

8.14	The following changes in the capital structure of the Company shall not result in any adjustment of the Subscription Price or the number of shares that the Warrant Holder may subscribe for:

(i)	An increase or reduction of the Company's capital at market price, including issue of shares according to Clause 7.1 of the Articles of Association of the Company.

(ii)	Issue of shares, options, warrants or the like to employees of the Company or to employees of a group-related company and/or their fully Warrant Holder owned companies for some or more of the Warrant Holders, possibly at a favourable price, including but not limited to the issue of shares according to Clause 8.1 of the Articles of Association of the Company concerning warrants.

(iii)	Issue of warrants, convertible debt instruments or the like to third parties on usual market terms as part of mezzanine financing or similar financing.

8.15	If the number of new shares that may be subscribed for by exercise of the Warrants is adjusted upwards in accordance with this Clause 8, the Company's maximum share capital shall be increased similarly.

9	Transferability

9.1	Each Warrant is a non-negotiable instrument. Any transfer, pledging or other assignment of a Warrant shall be subject to the prior written consent of the Board of Directors of the Company, which may be granted, denied or conditioned in the absolute discretion of the Board of Directors of the Company (with the exemption of a transfer due to the death of the Warrant Holder, in which case the Board of Directors shall approve a transfer mortis causa to the Warrant Holder's closest relatives).

9.2	The Warrants must not be subject to enforcement of any kind and must not be lodged as security towards a third party.

10	Conditions for New Shares issued following Exercise of the Warrants

10.1	Subject to the decision on the issue of Warrants, including the related capital increase, made by the Board of Directors of the Company in accordance with the authority set forth in Clause 8.4 of the Articles of Association of the Company, the following terms and conditions shall apply to the new shares issued by the exercise of Warrants covered by this Agreement,

(i)	the existing shareholders shall not have any pre-emptive right to the new shares;

(ii)	the new shares issued on the basis of exercised Warrants shall be paid up in cash at the same date as the notice of the exercise of Warrants is forwarded;

(iii)	the new shares shall be issued in the holder's name and shall be registered in the name of the Warrant Holder in the Company's register of shareholders;

(iv)	the new shares shall be negotiable shares;

(v)	the new shares are freely transferable;

(vi)	the pre-emptive right of the new shares in connection with future capital increases shall not be limited;

(vii)	the new shares shall carry a right to dividend and other rights in the Company as from the time when the relevant capital increase has been registered by the Danish Commerce and Companies Agency;

(viii)	in case of any general changes in the rights of the shares in the Company, the new shares shall carry the same rights as the other shares in the Company at the time of exercise; and

(ix)	the Company shall pay the costs in connection with the issue of Warrants pursuant to this Agreement and the costs in connection with the subsequent exercise of the Warrants. The Company's costs in connection with the issue of Warrants pursuant to this Agreement and the related capital increase are estimated at maximum DKK 100,000.

11	Capital Increase in connection with the Exercise of the Warrants

11.1	In the event that the Warrant Holder gives notification on time of the exercise of the Warrants, the Company shall carry out the relating increase of capital.

11.2	The maximum increase of capital that may be subscribed according to this Agreement is calculated on the basis of Clauses 2.1 and 2.3. The maximum amount may be increased or reduced in accordance with the provisions on adjustment set forth in Clause 8.

12	Costs related to the Issue of Shares

12.1	All costs related to the stockbroker and settlement fees charged in connection with the Warrant Holder's exercise of the Warrants shall be borne by the Company.

13	Cease of Employment Status

13.1	If the Warrant Holder terminates the employment with the Employer, if the employment is terminated by the Employer due to the Warrant Holder's material breach of the employment relationship or if the Warrant Holder has been dismissed summarily in a legitimate way due to cause, all un-exercised warrants - whether the Warrants have become exercisable or not ("vested") - will lapse immediately without any compensation being payable.

13.2	If the Employer terminates the employment and this is not due to the Warrant Holder's material breach of the employment relationship or to the Warrant Holder having been dismissed summarily in a legitimate way or if the Warrant Holder dies, Warrants that have vested (see Clause 13.3) on the date of termination of notice being served may be exercised at the latest in the first ordinary exercise window following the date of the termination notice being served. Warrants not exercised as set out in this Clause 13.2 will lapse without any compensation being payable. For the avoidance of doubt, Warrants that are not vested on the date of the termination notice being served shall lapse without any compensation being payable to the Warrant Holder.

13.3	Warrants shall vest monthly starting on 15 October 2018 and ending on 15 October 2021.

13.4	If the Warrant Holder terminates the employment and the termination is due to the material breach by the Employer, the Warrant Holder is entitled to exercise Warrants in accordance with the terms set out in this Agreement as if the Warrant Holder was still employed with the Company.

14	Insider Trading

14.1	Sale of shares subscribed for by any exercise of Warrants is subject to the provisions on insider trading applicable at any time, including the Company's internal rules governing trade in securities issued by the Company.

15	Tax Implications

15.1	All tax obligations and consequences to the Warrant Holder resulting from this Agreement, the Warrants issued or the shares acquired by the exercise of such Warrants, are the sole responsibility of the Warrant Holder and of no concern to the Company.

15.2	The Warrant Holder is strongly encouraged to seek tax advice in connection with entering into this Agreement.

16	Governing Law and Venue

16.1	The construction, validity and performance of this Agreement shall be governed by and construed in accordance with the laws of Denmark without regard to conflicts of laws principles. Further, the Danish Stock Options Act shall not apply to this Agreement.

16.2	Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof shall be settled by the Danish courts according to Danish law, unless the Company decides to settle the dispute by arbitration.

16.3	Should the Company decide to settle the dispute by arbitration, such dispute shall be finally settled by arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration (Danish Arbitration).

16.3.1	The place of the arbitration shall be Copenhagen, Denmark.

16.3.2	The language to be used in the arbitral proceedings shall be English, unless otherwise agreed.

16.3.3	If more than one Warrant Holder becomes subject to arbitration proceedings fully or partly due to the same set of factual circumstances, such parties agree that the cases can be dealt with jointly by one arbitration tribunal.

16.3.4	The arbitration tribunal shall decide the distribution of costs connected with the arbitration case.

16.3.5	The existence of an arbitration case as well as any ruling made by the arbitration tribunal shall be kept in strict confidence.

For and on behalf of the Company:

By

Name: Martin Nicklasson

Title: Chairman of the Board of Directors

By

Name: Britt Meelby Jensen

Title: CEO

Agreed and accepted electronically by the Warrant Holder.